As filed with the Securities and Exchange Commission on October 21, 2019

Registration No. 333-214869

UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-214869

UNDER THE SECURITIES ACT OF 1933

CLOUD PEAK ENERGY INC.*

CLOUD PEAK ENERGY RESOURCES LLC

CLOUD PEAK ENERGY FINANCE CORP.

(Exact name of registrants as specified in their charters)

Delaware	26-3088162
Delaware	26-4073917
Delaware	27-1254674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

748 T-7 Road

Gillette, Wyoming 82718

(307) 687-6000

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Colin Marshall

Chief Executive Officer

Cloud Peak Energy Inc.

748 T-7 Road

Gillette, Wyoming 82718

(307) 687-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Shelley A. Barber Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000	Bryan Pechersky, Esq. Cloud Peak Energy Inc. 385 Interlocken Crescent, Suite 400 Broomfield, Colorado 80021 (721) 566-2900

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Cloud Peak Energy Inc.	Large accelerated filer ☐ Accelerated filer ☒	Non-accelerated filer ☐ Smaller reporting company ☒ Non-accelerated filer ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

* Certain subsidiaries of Cloud Peak Energy Inc. are also registrants and are identified on the following page.

Table of Additional Registrant Guarantors

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Antelope Coal LLC	Delaware	93-0678952
Arrowhead I LLC	Delaware	45-5533024
Arrowhead II LLC	Delaware	38-3882098
Arrowhead III LLC	Delaware	36-4739696
Big Metal Coal Co. LLC	Delaware	46-0610200
Caballo Rojo Holdings LLC	Delaware	27-0604824
Caballo Rojo LLC	Delaware	74-2629409
Cloud Peak Energy Logistics LLC	Oregon	93-0937973
Cloud Peak Energy Logistics I LLC	Delaware	47-4843370
Cloud Peak Energy Services Company	Delaware	87-0509797
Cordero Mining Holdings LLC	Delaware	27-0604837
Cordero Mining LLC	Delaware	23-2006991
Cordero Oil and Gas LLC	Delaware	27-4395726
Kennecott Coal Sales LLC	Oregon	93-0890466
Nerco Coal LLC	Delaware	93-0807859
Nerco Coal Sales LLC	Tennessee	93-0767134
Nerco LLC	Delaware	90-0633907
Prospect Land and Development LLC	Oregon	93-0826404
Resource Development LLC	Washington	93-0587027
Sequatchie Valley Coal Corporation	Tennessee	93-0799113
Spring Creek Coal LLC	Delaware	93-0678948
Western Minerals LLC	Oregon	93-0523201
Youngs Creek Holdings I LLC	Delaware	46-0783481
Youngs Creek Holdings II LLC	Delaware	20-8779722
Youngs Creek Mining Company, LLC	Delaware	20-8735734

(1)         The address for the registrant guarantors is 748 T-7 Road, Gillette, Wyoming 82718, and the telephone number for the registrant guarantors is (307) 687-6000.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Cloud Peak Energy Inc. (the “Company”), Cloud Peak Energy Resources LLC, Cloud Peak Energy Finance Corp. and the guarantors identified in the Table of Additional Registrant Guarantors above (collectively, the “Registrants”) with the Securities and Exchange Commission (the “SEC”):

1.              Registration Statement on Form S-3 (File No. 333-214869), filed with the SEC on December 1, 2016, pertaining to the registration of up to $350,000,000 of (a) the Company’s common stock, par value $0.01 per share; preferred stock, par value $0.01 per share; debt securities, which may be fully and unconditionally guaranteed by one or more of its subsidiaries, including Cloud Peak Energy Resources LLC; warrants to purchase any of the other securities registered; rights to purchase common stock, preferred stock and/or debt securities; units and depositary shares consisting of one or more of these classes of securities; and stock purchase contracts and stock purchase units covering one or more of these classes of securities; and (b) Cloud Peak Energy Resources LLC’s debt securities, which may be co-issued by its wholly-owned finance subsidiary, Cloud Peak Energy Finance Corp., and which may be fully and unconditionally guaranteed by Cloud Peak Energy Inc. and by one or more of its subsidiaries.

On May 10, 2019, the Company and substantially all of its wholly owned domestic subsidiaries filed voluntary petitions under Chapter 11 (“Chapter 11”) of Title 11 of the U.S. Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Pursuant to an order entered by the Bankruptcy Court, the Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under the caption In re Cloud Peak Energy Inc., et al., Case No. 19-11047.  On October 2, 2019, the Bankruptcy Court entered an Order (I) Approving Sale of the Debtors’ Assets Free and Clear of Liens, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases, and (III) Granting Related Relief [Docket No. 674], pursuant to which the Bankruptcy Court approved the sale of substantially all of the Company’s operating assets to Navajo Transitional Energy Company, LLC pursuant to that certain Asset Purchase Agreement dated as of August 19, 2019 (as amended, the “Asset Purchase Agreement”).  Subject to the satisfaction of certain closing conditions, the transactions contemplated by the Asset Purchase Agreement are expected to close in October 2019. On October 4, 2019, the Company filed the Joint Chapter 11 Plan of Cloud Peak Energy Inc. and Certain of its Debtor Affiliates [Docket No. 680]. On October 14, 2019, the Debtors filed the First Amended Joint Chapter 11 Plan of Cloud Peak Energy Inc, and Certain of its Debtor Affiliates [Docket No. 711] (the “Plan”). The Company anticipates seeking confirmation of the Plan at a hearing to be held before the Bankruptcy Court on December 5, 2019 at 9:30 a.m. (Eastern Time).

In connection with the Chapter 11 Cases, the Registrants have terminated any and all offerings pursuant to the Registration Statement. In accordance with the undertaking made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrants hereby remove from registration all of such securities registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on October 21, 2019.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ANTELOPE COAL LLC
ARROWHEAD I LLC
ARROWHEAD II LLC
ARROWHEAD III LLC
BIG METAL COAL CO. LLC
CABALLO ROJO HOLDINGS LLC
CABALLO ROJO LLC
CLOUD PEAK ENERGY INC.
CLOUD PEAK ENERGY RESOURCES LLC
CLOUD PEAK ENERGY FINANCE CORP.
CLOUD PEAK ENERGY LOGISTICS LLC
CLOUD PEAK ENERGY LOGISTICS I LLC
CLOUD PEAK ENERGY SERVICES COMPANY
CORDERO MINING HOLDINGS LLC
CORDERO MINING LLC
CORDERO OIL AND GAS LLC
KENNECOTT COAL SALES LLC
NERCO COAL LLC
NERCO COAL SALES LLC
NERCO LLC
PROSPECT LAND AND DEVELOPMENT LLC
RESOURCE DEVELOPMENT LLC
SEQUATCHIE VALLEY COAL CORPORATION
SPRING CREEK COAL LLC
WESTERN MINERALS LLC
YOUNGS CREEK HOLDINGS I LLC
YOUNGS CREEK HOLDINGS II LLC
YOUNGS CREEK MINING COMPANY, LLC

By:	/s/ Colin S. Marshall
Name:	Colin S. Marshall
Title:	President and Chief Executive Officer